Exhibit 16.1

May 17, 2016

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of MoneyGram International, Inc.’s Form 8-K dated May 17, 2016, and have the following comments:

1. We agree with the statements made in the second, third, and fifth paragraphs.

2. We have no basis on which to agree or disagree with the statements made in the first and fourth paragraphs.

Yours truly,

/s/ Deloitte & Touche LLP

Dallas, Texas